EXHIBIT  3.1(II)
ARTICLES  OF  AMENDMENT


                         CERTIFICATE  OF  AMENDMENT

                                  OF  THE

                       CERTIFICATE  OF  INCORPORATION

                                   OF

                            OWL  CAPITAL  CORP.

                        Under  Section  805  of  the
                        Business  Corporation  Law

     The undersigned, being the President and Secretary-Treasurer of Owl Capital Corp. hereby certify that:

     FIRST:      The  name  of  the  corporation  is  Owl  Capital  Corp.

     SECOND:     The  certificate  of incorporation of the corporation was filed by  the  department  of  state  on  August  31,  1983.

     THIRD:      Article  "3"  of  the  certificate  of  incorporation  of  the corpora-tion, which article deals with authorized shares is hereby amended to change the aggregate number of shares which the corporation shall have authority to issue. The corporation is currently authorized to issue 200 shares of no par value common stock. The corporation will be adding 42,000,000 common shares of the par value $.0001 per share. 100 shares of the original stock were unissued and are therefore eliminated. The 100 shares of no par value stock which are issued will be exchanged at a rate of 1 for 80,000 into 8,000,000 new shares. The corporation will now be authorized to issue a total of 50,000,000 shares of the par value of $.0001 per share. No holder of common stock shall have any pre-emptive rights nor shall they have cumulative voting rights. Article "3" of the certificate of incorporation will read as follows:

                 3: The aggregate number of shares which the corporation will have authority to issue is 50,000,000 common shares of the par value of $.0001 per share all of which shares shall not have any pre-emptive rights of any cumulative voting rights.

     FOURTH:     An additional  Article "6" is being  added to the  certificate, which new Article 6 deals with indemnification of officers and directors, and shall read as follows:

                 6:   The  corporation  shall  indemnify  any  person  made,  or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or of any other Corporation which he served as such at the request of the Corpo-ration, against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actual and necessarily incurred by him in connection with the defense of such action, suit or proceeding, in the manner set forth in and permitted by the Business Corporation Law and any other appli-cable law, as from time to time in effect. Such right of indemnification shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions.

     FIFTH: The foregoing amendments of the certificate of incorporation were authorized by vote of the holders of all outstanding shares of the corpora-tion at a special meeting of shareholders duly called and held for such purpose on the 24th day of September, 1983.

     IN WITNESS WHEREOF, this certificate has been subscribed this 24th day of September, 1983 by the undersigned who affirm that the statements made herein are true under the penalties of perjury.


                                     By:  /s/  Paul Creditor
                                        -------------------------------------
                                         Paul Creditor, President

                                     By:  /s/  Richard Liguori
                                        -------------------------------------
                                         Richard Liguori, Secretary-Treasurer


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